Exhibit 99.2

DR. ELLEN R. STRAHLMAN ELECTED TO ALTRIA’S BOARD OF DIRECTORS

RICHMOND, Va. (October 30, 2020) -- Altria Group, Inc. (Altria) (NYSE:MO) announces that Dr. Ellen R. Strahlman will join its Board of Directors on November 2, 2020.

Dr. Strahlman served as Executive Vice President, Research & Development and Chief Medical Officer of Becton, Dickinson and Company, a leading global medical technology company, from April 2013 until her retirement in January 2018. Before joining Becton Dickinson and Company, she served as a Senior Advisor to the CEO at GlaxoSmithKline from April 2012 through March 2013, after previously serving as the Senior Vice President and Chief Medical Officer from April 2008 through March 2012. Prior to 2008, Dr. Strahlman held senior executive leadership roles in global product development and commercialization, medical affairs and business development at leading pharmaceutical and medical technology companies including Pfizer, Inc., Novartis AG, Virogen Limited, Bausch & Lomb, Inc. and Merck & Co., Inc. She currently serves as a director of Syncona Limited having previously served as a director of Syncona Partners, LLC.

Dr. Strahlman will be a member of the Finance and Innovation Committees.

Altria’s Profile

Altria’s wholly owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria owns an 80% interest in Helix Innovations LLC (Helix). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

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Source: Altria Group, Inc.

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